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                                                                    EXHIBIT 8.1

                    [LETTERHEAD OF BLAKE, CASSELS & GRAYDON]

                                       December 24, 1998



PRI AUTOMATION, INC.
805 Middlesex Turnpike
Billerica, Massachusetts 01821-3986

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "Income Tax Considerations -- Canadian Federal Income Tax Considerations to Holders of Exchangeable Shares" (the "Canadian Tax Summary") contained in the Registration Statement on Form S-3 (the "Registration Statement"), filed by PRI Automation, Inc. (the "Company"), with the Securities and Exchange Commission (the "SEC") on December 24, 1998, for the purpose of registering 2,490,516 shares of common stock, par value $.01 per share, of the Company.

     We have aided in the preparation of the Registration Statement, including in particular the Canadian Tax Summary. We hereby confirm that, subject to the assumptions, limitations and qualifications set out in the Canadian Tax Summary, in all material respects, the Canadian Tax Summary is a fair and accurate summary of the matters addressed therein, based upon the current provisions of the Income Tax Act (Canada), the regulations thereunder, all proposed amendments to such Act and such regulations publicly released by the Minister of Finance (Canada) prior to the date hereof, the current provisions of the Canada-United States Income Tax Convention (1980), as amended, and our understanding of the current administrative practices of Revenue Canada. Our opinion is not binding on Revenue Canada or a court of law, and no assurance can be given that Revenue Canada will not take contrary positions and that a court may agree with such contrary positions. In addition, no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without our prior written consent. We also consent to the use of our name in the Canadian Tax Summary and to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.


                                       Very truly yours,
                                       BLAKE, CASSELS & GRAYDON

                                       By: /s/ Jeffrey Trossman
                                           ---------------------------
                                           A Partner